SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On February 9, 2023, Trian Fund Management, L.P., a Delaware limited partnership (“Trian”), issued the following press release (the “Press Release”), in which Trian congratulated The Walt Disney Company (the “Company”) on its recently announced operating initiatives, which are a win for all shareholders and broadly align with Trian’s thinking, and, pursuant to which, Trian announced it is withdrawing its nomination of Nelson Peltz to the board of directors of the Company.

Trian wishes to thank shareholders for their support and also to advise that any and all executed blue cards and blue voting instruction forms received by Trian or its agents will not be voted at the 2023 Annual Meeting of Shareholders of the Company (the “Annual Meeting”). Therefore, shareholders who wish to vote at the Annual Meeting are advised to vote on the Company’s white proxy card or white voting instruction form.

TRIAN APPLAUDS RECENT INITIATIVES ANNOUNCED BY DISNEY AS A WIN FOR ALL SHAREHOLDERS AND CONCLUDES PROXY CAMPAIGN

NEW YORK, February 9, 2023 – Trian Fund Management, L.P. (“Trian”), whose investment funds collectively own approximately 9.4 million common shares of The Walt Disney Company (NYSE: DIS) (“Disney” or the “Company”) valued at approximately $1 billion1, today issued the following statement:

“We congratulate Disney and Bob Iger on their recently announced operating initiatives, which are a win for all shareholders and broadly align with our thinking. We are pleased with the role that Trian was able to play in helping to focus the Board to take decisive actions which we believe will lead to better financial results. We were also pleased to see the Company's pledge to restore the dividend.

Accordingly, we are withdrawing our nomination of Nelson Peltz as a director to allow the Board and Disney’s leadership team to focus on creating long-term shareholder value without the distraction of a proxy contest. Now it’s about execution and ensuring best in class corporate governance going forward. We will be watching and rooting for the Company’s success.”

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz, Ed Garden and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to the Company. Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessary depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein release that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600
Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

1 Based on the closing price of Disney’s common stock on 1/31/23.